Exhibit 3.4
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
PETSMART, INC.
(a Delaware corporation)
PetSmart, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
     FIRST: The name of the Corporation is PetSmart, Inc.
     SECOND: The date on which the Corporation’s original Certificate of Incorporation was filed with the Delaware Secretary of State is August 11, 1986.
     THIRD: The Board of Directors of the Corporation, acting in accordance with Section 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Paragraph A of Article V of the Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:
“A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.
Subject to the other provisions of this paragraph, the Board of Directors is and shall remain divided into three classes, with the directors in each class serving for a term expiring at the third annual meeting of stockholders held after their election. The terms of the members of the Board of Directors shall be as follows: (i) at the 2010 Annual Meeting of Stockholders, the directors whose terms expire at that meeting or such directors’ successors shall be elected to hold office for a one-year term expiring at the 2011 Annual Meeting of Stockholders; (ii) at the 2011 Annual Meeting of Stockholders, the directors whose terms expire at that meeting or such directors’ successors shall be elected to hold office for a one-year term expiring at the 2012 Annual Meeting of Stockholders; and (iii) at the 2012 Annual Meeting of Stockholders and at each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders. The classification of the Board of Directors shall terminate at the 2012 Annual Meeting of Stockholders.
Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes, and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise required by law, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.”
     FOURTH: Thereafter pursuant to a resolution of the Board of Directors this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of the Corporation’s Restated Certificate of Incorporation and Section 242 of the General Corporation Law of the State of Delaware.
     FIFTH: All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.
     IN WITNESS WHEREOF, PetSmart, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer and attested to by its Assistant Secretary in Phoenix, Arizona this 22nd day of June, 2009.

PetSmart, Inc.
By:	/s/ Robert F. Moran
Robert F. Moran
President and Chief Executive Officer

Attest:

By:	/s/ J. Dale Brunk
J. Dale Brunk
Assistant Secretary